EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

BACTERIN INTERNATIONAL HOLDINGS, INC., f/k/a K-KITZ, INC.

KB MERGER SUB, INC. and

BACTERIN INTERNATIONAL, INC.

June 30, 2010

(i)

	3.5	Merger Sub	12
	3.6	Validity of Shares	12
	3.7	SEC Reporting and Compliance	12
	3.8	Financial Statements	13
	3.9	Governmental Consents	13
	3.10	Compliance with Laws and Other Instruments	13
	3.11	Binding Obligations	14
	3.12	Absence of Undisclosed Liabilities	14
	3.13	Parent Contracts	14
	3.14	Tax Returns and Audits	14
	3.15	Employee Benefit Plans; ERISA	15
	3.16	Litigation	15
	3.17	Interested Party Transactions	16
	3.18	Questionable Payments	16
	3.19	Obligations to or by Stockholders	16
	3.20	Employees	16
	3.21	No General Solicitation	16
	3.22	Disclosure	16

4.	Representations, Warranties and Covenants of the Stockholders		17

5.	Deliveries of Parties		17
	5.1	Company Deliveries	17
	5.2	Parent and Merger Sub Deliveries	18
	5.3	Proceedings and Documents	19
	5.4	Condition Precedent	19

6.	Survival of Representations and Warranties		19

7.	Amendment of Agreement		19

8.	Definitions		19

9.	Closing		24

10.	Miscellaneous		24
	10.1	Notices	24
	10.2	Entire Agreement	25
	10.3	Expenses	25
	10.4	Time	25
	10.5	Severability	25
	10.6	Successors and Assigns	25
	10.7	No Third Parties Benefited	25
	10.8	Counterparts	25
	10.9	Governing Law	26

(ii)

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Articles of Merger
B	Articles of Incorporation of the Company
C	Bylaws of the Company
D	Directors and Officers of Parent
E	Letter of Transmittal
F	Release
G	Indemnification Agreement

Company Disclosure Schedules

2.3	Capitalization
2.4	Indebtedness
2.10	Financial Statements
2.14	Schedule of Employee Benefit Plans
2.18	Litigation
2.20	Interested Party Transactions
2.22	Obligations to or by Stockholders

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on June 30, 2010, by and among BACTERIN INTERNATIONAL HOLDINGS, INC., f/k/a K-KITZ, INC., a Delaware corporation (“Parent”), KB MERGER SUB, INC., a Nevada corporation (“Merger Sub”), which is a wholly-owned subsidiary of Parent, and BACTERIN INTERNATIONAL, INC., a Nevada corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for the Company to be merged with and into the Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Merger Sub and the Company have approved the Merger in accordance with applicable Nevada law, specifically including Chapters 78 and 92A of the Nevada Revised Statutes (“Nevada Law” or “NRS”), and upon the terms and subject to the conditions set forth herein and in the Articles of Merger (the “Articles of Merger”) attached as Exhibit A hereto; and the Board of Directors of Parent also has approved this Agreement and the Articles of Merger;

WHEREAS, the Company Stockholders (as such term is defined in Section 1.5(a)(ii)) of the Company have approved, in accordance with Nevada Law, the transactions contemplated and described in this Agreement and the Articles of Merger, including, without limitation, the Merger, and Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Articles of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger; and

WHEREAS, simultaneously with the Closing (as such term is defined herein), (a) Parent (as it will exist as of the closing of the Merger) is selling shares of its Common Stock, par value $.000001 per share, and warrants to purchase shares of Common Stock, in a private placement (the “Private Placement”) to accredited investors, pursuant to the terms of a Confidential Private Placement Memorandum, dated June __, 2010, as it may be supplemented from time to time (the “Memorandum”), for the purpose of financing the ongoing business and operations of the Surviving Corporation (as defined below) following the Merger, and (b) certain investors who purchased secured convertible promissory notes of the Company and warrants to purchase shares of capital stock (the “Bridge Notes”) and certain investors who have purchased unsecured convertible promissory notes of the Company and warrants to purchase shares of capital stock (the “Mandatory Bridge Notes”) are converting certain of the principal and interest outstanding under such notes into shares of Common Stock of the Parent, all in accordance with the terms of the Bridge Notes and this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           The Merger.

1.1           Merger.  Subject to the terms and conditions of this Agreement and the Articles of Merger, the Merger Sub shall be merged with and into the Company in accordance with Chapter 92A of the NRS.  At the Effective Time (as hereinafter defined), the separate legal existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Nevada under the name “Bacterin International, Inc.”

1.2           Effective Time.  The Merger shall become effective at the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with Nevada Law.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3           Articles of Incorporation, Bylaws, Directors and Executive Officers.

 (a)           The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

 (b)           The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation and such Bylaws.

 (c)           The directors and executive officers listed in Exhibit D hereto shall be the directors and executive officers of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation.

1.4           Assets and Liabilities.  At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Merger Sub and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5           Manner and Basis of Converting Shares.

 (a)           At the Effective Time:

 (i)           each share of Common Stock, par value $.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time by the sole stockholder of the Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of Common Stock, par value $.00001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

 (ii)           each share of Common Stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) that is outstanding immediately prior to the Effective Time by the stockholders of the Company (the “Company Stockholders”), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive that number of shares of Common Stock, par value $0.000001 per share, of the Parent as is determined by multiplying each share of outstanding Company Common Stock (other than any shares of Company Common Stock held in the treasury of the Company) by fifty percent (50%), all subject to the rights of holders of the shares of Company Common Stock to seek appraisal of the “fair value” thereof by following the procedures required by Nevada Law, specifically NRS §§ 92A.300 to 92A.500.  No interest will be paid on any cash held pending surrender of certificates representing such shares of Company Common Stock, unless otherwise required by Nevada Law.  Company Stockholders who shall have properly demanded in writing appraisal for their shares of Company Common Stock in accordance with NRS §§ 92A.300 to 92A.500 (collectively, the “Dissenting Shares”) shall be entitled to receive payment of the “fair value” of such Dissenting Shares in accordance with NRS §§ 92A.300 to 92A.500, except that any Dissenting Shares held by a Company Stockholder who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under NRS §§ 92A.300 to 92A.500 shall be deemed to have been converted, as of the Effective Time, into the right to receive the shares of Parent Common Stock that they would have received had they not attempted to exercise their dissenters rights.

 (iii)           each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or delivery of an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates representing such Company Common Stock  (“Lost Stock Certificate Affidavit”) or that such certificate or certificates has or have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates (or delivering a Lost Stock Certificate Affidavit) and delivering such Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof (i.e., one-half of that number of shares of Company Common Stock represented by the certificate or certificates or Lost Stock Certificate Affidavit, as applicable).  Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or Lost Stock Certificate Affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Section 1.5(a)(ii) hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of Nevada Law.

1.7           Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time there will be no more than 1,180,596 shares of Parent Common Stock issued and outstanding, not including shares of Parent Common Stock that may be issued in the Private Placement or upon conversion of any Bridge Notes, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

1.8           Post-Closing Adjustment.  If any Company Stockholder exercises such stockholder’s dissenter’s rights under Nevada Law (a “Dissenting Stockholder”) such that the Company is obligated to pay such stockholder the “fair value” for such Dissenting Stockholder’s Dissenting Shares, Parent shall issue to the Company Stockholders (excluding all Dissenting Stockholders), on a pro rata basis, immediately after the time has expired for Company Stockholders to exercise dissenters rights, that number of shares of Parent Common Stock such that the total number of shares issued to all Company Stockholders (excluding all Dissenting Stockholders) would have equaled 96% of the total number of shares of Parent Common Stock outstanding immediately after the Merger (excluding all Dissenting Shares) but prior to any issuances of securities in the Private Placement or any conversions of Bridge Notes.

1.9           Employee Stock Options.  Effective as of the Effective Time, the Parent and Company shall take all necessary action, including obtaining the consent of the individual holders of options issued under the Company’s 2004 Stock Incentive Plan, as amended through the date of this Agreement (the “Company Stock Option Plan”), if necessary, to (a) issue new options under the Parent’s Equity Incentive Plan (the “Substitute Options”) in substitution of each outstanding option issued under the Company Stock Option Plan (the “Company Options”) with such adjustments to (i) the number of shares of Parent Common Stock purchasable under such Substitute Options as is necessary for such Substitute Options to reflect the right to purchase that number of shares of Parent Common Stock that the holder thereof would have been entitled to receive if the Company Option had been exercised immediately prior to the Merger and (ii) the exercise price of such Substitute Option to reflect, on a proportionate basis, the change in the number of shares of Parent Common Stock for which the Substitute Option may be exercised, (b) cancel each Company Option, and (c) terminate the Company Stock Option Plan.  Notwithstanding the foregoing, the exchange of Company Options for Substitute Options and the terms of all Substitute Options, including those reflecting any adjustments required hereby, shall comply with Section 409A of the Code.

1.10           Convertible Notes and Warrants.  Effective as of the Effective Time, the Parent and Company shall take all necessary action, including obtaining the consent of the individual holders of convertible promissory notes and warrants issued by the Company prior to the Merger (“Company Notes” and “Company Warrants”, respectively), if necessary, to (a) issue new convertible promissory notes and warrants of the Parent (the “Substitute Notes” and “Substitute Warrants”, respectively) in substitution of the outstanding Company Notes and Company Warrants, respectively (the “Note or Warrant Exchange”), with such adjustments to (i) the number of shares of Parent Common Stock into which the Substitute Notes are convertible or that are purchasable under the Substitute Warrants as is necessary for such Substitute Notes and Substitute Warrants to reflect the right to convert into or purchase, as applicable, that number of shares of Parent Common Stock that the holder thereof would have been entitled to receive if the Company Note or Company Warrant had been converted into, or exercised for, shares of Parent Common Stock immediately prior to the Merger, and (ii) the exercise price of each Substitute Warrant to reflect, on a proportionate basis, the change in the number of shares of Parent Common Stock for which the Substitute Warrant may be exercised, and (b) cancel each Company Note and Company Warrant.  To the extent that the Parent and the Company cannot effectuate the Note or Warrant Exchange described above, Parent agrees to affirmatively assume the obligations of the Company under the Company Notes and Company Warrants.

1.11           Tax Matters.  The Merger is intended to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code.  Each party hereto shall treat this Agreement as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and shall treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code, and will not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct.  Each party hereto shall act in a manner that is consistent with the parties’ intention that the arrangement be treated as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes. However, neither the Company, Parent, nor Merger Sub makes any representation or warranty to any shareholder or security holder of the Company regarding the U.S. Federal income tax consequences of the Agreement.

2.           Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1           Organization, Standing, Subsidiaries, Etc.

 (a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Articles of Merger and to carry out the terms hereof and thereof.  Copies of the Articles of Incorporation and Bylaws of the Company that have been delivered to Parent and Merger Sub prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

 (b)           The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or other business.

2.2           Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company taken as a whole (the “Condition of the Company”).

2.3           Capitalization of the Company.  The authorized capital stock of the Company consists of 135,000,000 million shares of common stock, par value $0.00001 per share, and (ii) 15,000,000 shares of Preferred Stock, par value $0.0001 per share. A capitalization table illustrating the outstanding capital stock and other Equity Securities of the Company as of the date hereof is attached as Schedule 2.3.  All of such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable.  As of the date hereof, except as disclosed in Schedule 2.3, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4           Indebtedness.  The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet and Schedule 2.4.

2.5           Voting Agreements.  To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.

2.6           Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement and the Articles of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and the transactions contemplated thereby have been approved by the Stockholders in accordance with Nevada Law, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.2.

2.7           Compliance with Laws and Instruments.  The business and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except for such approvals and other authorizations, consents, approvals, filings and registrations as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Articles of Incorporation or Bylaws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Incorporation or Bylaws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, in each case, except as would not materially and adversely affect the Condition of the Company.

2.8           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9           Broker’s and Finder’s Fees.  Except for commissions payable to Middlebury Securities, LLC in connection with the Private Placement, no Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Merger Sub or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

2.10         Financial Statements.  Attached hereto as Schedule 2.10 are (a) the Company’s audited balance sheet (the “Balance Sheet”) as of December 31, 2009 (the “Balance Sheet Date”) and 2008, and the audited statements of operations, stockholders’ (deficiency) equity and cash flows for the years ended December 31, 2009 and 2008, and (b) the Company’s unaudited balance sheet as of March 31, 2010 and the unaudited statements of operations, stockholders’ (deficiency) equity and cash flows for the three months ended March 31, 2010 and March 31, 2009 (the “Financial Statements”).  Such Financial Statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified, and (iii) have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.11           Absence of Undisclosed Liabilities.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.4 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the notes to the Financial Statements, (c) current liabilities incurred and obligations for agreements entered into and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.12           Employees.  The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties.  Other than pursuant to ordinary arrangements of employment compensation, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.13           Tax Returns and Audits.  All required material federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax.  None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date.  Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

2.14           Employee Benefit Plans; ERISA.  (a)  Except as disclosed in Schedule 2.14 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded. The plans listed in Schedule 2.14 hereto are hereinafter referred to as the “Employee Benefit Plans.”

 (b)           All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been given to Parent and Merger Sub or their advisors.

 (c)           To the knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable state, federal or foreign law.

 (d)           There are no pending claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

 (e)           There is no pending or, to the knowledge of the Company, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

 (f)           No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

2.15           Title to Property and Encumbrances.  The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as could not reasonably be expected to, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.16           Condition of Properties.  All facilities, office equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s business as presently conducted.

2.17           Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.

2.18           Litigation.  Except as disclosed in Schedule 2.18 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business that might reasonably be expected to materially and adversely affect the Condition of the Company.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.19           Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, except for those the absence of which could reasonably be expected to materially and adversely affect the Condition of the Company, all of which are in full force and effect.

2.20           Interested Party Transactions.  No officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that purchases from or sells to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.21           Questionable Payments.  Neither the Company nor any director, officer or, to the best knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.22           Obligations to or by Stockholders.  Except as disclosed in Schedule 2.22, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.23           Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent and Merger Sub in writing which has had or is currently having a material and adverse effect nor, insofar as the Company can now foresee, will materially and adversely affect, the Condition of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.           Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

3.1           Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized and existing in good standing under the laws of the State of Nevada.  Parent and Merger Sub have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation or Articles of Incorporation, as applicable, and Bylaws as now in effect.  Neither Parent nor Merger Sub is qualified to conduct business as a foreign corporation in any other state.  Parent and Merger Sub have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Merger Sub has any subsidiaries (except Parent’s ownership of Merger Sub) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Merger Sub free and clear of all Liens, and Merger Sub has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Merger Sub, other than the capital stock owned by Parent.  Unless the content otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Merger Sub taken together as one enterprise.

3.2           Corporate Authority.  Each of Parent and/or Merger Sub (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Merger Sub (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Merger Sub (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Merger Sub to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Articles of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby.  Parent and Merger Sub jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Merger Sub to, or assisted them with  the transactions contemplated by or described herein.

3.4           Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 95,000,000 shares of Common Stock, par value $0.000001 per share (the “Parent Common Stock”), of which not more than 1,177,106 shares will be, prior to the Effective Time, issued and outstanding, after taking into consideration the cancellation of Parent Common Stock as indicated in Section 5.2(e)(7)(iii) hereof, and (b) 5,000,000 shares of “blank check” Preferred Stock, par value $0.000001 per share, of which no shares are issued and outstanding on the date hereof.  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Merger Sub.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.

3.5           Merger Sub.  Merger Sub was formed specifically for the purpose of the Merger and has not conducted any business, and will not conduct any business prior to the Closing Date, except as approved by the Company in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Articles of Merger, the Private Placement and the other agreements to be made pursuant to or in connection with this Agreement and the Articles of Merger.

3.6           Validity of Shares.  The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Articles of Merger, shall be duly and validly issued, fully paid and non-assessable.  Based in part on the representations and warranties of the Company Stockholders as contemplated by Section 4 hereof and assuming that, to the extent that any Company Stockholders are not accredited investors, there are no more than 35 of such unaccredited investors, each of whom is a “sophisticated purchaser,” the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           SEC Reporting and Compliance.  (a)  Parent filed a registration statement on Form S-1 (No. 333-158426) under the Securities Act which became effective on September 25, 2009.  Since that date, Parent has filed with the Commission all registration statements, periodic reports and other forms and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

 (b)           Parent has delivered to the Company true and complete copies of the registration statements and other forms and reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission.  The Parent SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Securities Act or Exchange Act and the rules and regulations of the Commission promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

 (c)           Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since the last filing of a Parent SEC Document.

 (d)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

 (e)           The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “KKITZ.OB,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Common Stock.

 (f)           Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and rules and the OTC Bulletin Board.

 (g)           The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither the Company nor any of its officers has received any notice from the SEC or any other governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

 (h)           Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8           Financial Statements.  The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

3.9           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Merger Sub required in connection with the consummation of the Merger and the Private Placement shall have been obtained prior to, and be effective as of, the Closing.

3.10         Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent and/or Merger Sub of this Agreement, the Articles of Merger and the other agreements to be made by Parent or Merger Sub pursuant to or in connection with this Agreement or the Articles of Merger and the consummation by Parent and/or Merger Sub of the transactions contemplated by the Merger Documents will not cause Parent and/or Merger Sub to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Merger Sub is a party or by which Parent and/or Merger Sub or any of their respective properties are bound or affected, except where any such violation, conflict, breach or default could not reasonably be expected to have a material and adverse effect on the Condition of Parent (as defined in Section 3.12), and (v) will not result in the creation or imposition of any material Lien upon any property or asset of Parent or Merger Sub

3.11           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Parent and Merger Sub, and are enforceable against the Parent and Merger Sub, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.12           Absence of Undisclosed Liabilities.  Neither Parent nor Merger Sub  has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of December 31, 2008 (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since March 31, 2010 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Merger Sub, taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.  Without limiting the foregoing, Parent has no Indebtedness for Borrowed Money.  There is no real property owned or leased by Parent.

3.13           Parent Contracts.  The Parent SEC Reports contain true and accurate copies of all agreements required to be filed as material contracts under Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act (the “Parent Material Contracts”).  To the knowledge of Parent, no party to any Parent Material Contract has a claim against Parent in respect of any breach or default thereunder.  Prior to the Effective Time, each of the Parent Material Contracts shall be terminated and of no further force and effect.

3.14           Tax Returns and Audits.  All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  Since the Parent Balance Sheet Date, the Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.15           Employee Benefit Plans; ERISA.  (a)  Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.  Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

 (b)           Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

 (c)           All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

 (d)           There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

 (e)           There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

 (f)           No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.16           Litigation.  Except as disclosed in the Parent SEC Documents, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting the Parent or Merger Sub or their properties, assets or business.  Neither Parent nor Merger Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.17           Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent is a party or by which it may be bound or affected.

3.18           Questionable Payments.  Neither Parent, Merger Sub nor, to the knowledge of Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or Merger Sub, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.19           Obligations to or by Stockholders.  Except as disclosed in the Parent SEC Documents, Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to Parent.

3.20           Employees.  Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.21           No General Solicitation.  In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.22           Disclosure.  There is no fact relating to Parent or Merger Sub that Parent and/or Merger Sub has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.           Representations, Warranties and Covenants of the Stockholders.  Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section 1.5 hereof into the right to receive Parent Common Stock a letter of transmittal (“Letter of Transmittal”) in substantially the form attached hereto as Exhibit E which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Stockholder is an “accredited investor” or a “sophisticated purchaser” as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (v) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested.  Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5.           Deliveries of Parties.

5.1           Company Deliveries.  At Closing, the Company shall deliver to Parent and Merger Sub the following documents and instruments and take the following actions, any of which may be waived in whole or in part by Parent:

(a)           A certificate of a duly authorized officer certifying that, except for filing the Articles of Merger, all conditions and actions required to consummate the Merger that are within the control of the Company have occurred or been taken;

(b)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute on behalf of the Company any documents referred to in this Agreement;

(c)           A certificate of the Secretary of the Company or other duly authorized officer, certifying that (i) the Articles of Incorporation and Bylaws of the Company delivered to Parent and Merger Sub prior to, or at the time of, the execution of this Agreement have been validly adopted and have not been amended or modified and (ii) that copies of resolutions of the Board of Directors and the Company Stockholders authorizing and approving the Merger, including the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto, and delivered to Parent and Merger Sub prior to, or at the time of, the execution of this Agreement have been validly adopted and have not been amended or modified;

(d)           Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Nevada; and

(e)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Merger Sub may reasonably request.

5.2           Parent and Merger Sub Deliveries.  At Closing, the Parent and Merger Sub shall deliver to the Company following documents and instruments and take the following actions, any of which may be waived in whole or in part by the Company:

(a)           A certificate of a duly authorized officer certifying that, except for filing the Articles of Merger, all conditions and actions required to consummate the Merger that are within the control of Parent or Merger Sub have occurred or been taken;

(b)           A certificate of incumbency executed by the Secretary of the Parent and Merger Sub certifying the names, titles and signatures of the officers authorized to execute on behalf of Parent and Merger Sub any documents referred to in this Agreement;

(c)           A certificate of the Secretary of the Parent and Merger Sub or other duly authorized officer, certifying that (i) the Certificate of Incorporation and Articles of Incorporation, as applicable, and Bylaws of each of Parent and Merger Sub delivered to the Company prior to, or at the time of, the execution of this Agreement have been validly adopted and have not been amended or modified and (ii) that copies of resolutions of the Boards of Directors of each Parent and Merger Sub and the sole stockholder of Merger Sub authorizing and approving the Merger, including the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto, and delivered to the Company prior to, or at the time of, the execution of this Agreement have been validly adopted and have not been amended or modified;

(d)           Evidence as of a recent date of the good standing and corporate existence of each of Parent and Merger Sub issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, respectively;

(e)           A certificate of Globex Transfer, LLC, Parent’s transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued in the Private Placement, and before taking into consideration the cancellation of Parent Common Stock as indicated in Section 5.2(e)(7)(iii) hereof, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner;

(f)           A letter from Globex Transfer, LLC, Parent’s transfer agent and registrar, setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date after taking into consideration the cancellation of Parent Common Stock as indicated in Section 5.2(e)(7)(iii) hereof, but prior to the closing of the Private Placement and the Merger, is no more than 1,180,596 shares of Parent Common Stock;

(g)           An agreement in writing from W.T. Uniack & Co. CPA’s P.C., in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm;

(h)           The executed resignations of Jennifer Jarvis and Michael J. Funtjar as directors and officers of Parent, with the director resignations to take effect at the Effective Time, (ii) executed releases from each of Jennifer Jarvis and Michael J. Funtjar in the form attached hereto as Exhibit F, (iii) evidence of expansion of the Board of Directors to five directors and appointment of Guy Cook, Mitchell Godfrey, and Kent Swanson to the vacancies created thereby, (iv) executed indemnification agreements with each of Guy Cook, Mitchell Godfrey, and Kent Swanson in the form attached hereto as Exhibit G, and (v) an executed transfer and repurchase letter agreement executed by Jennifer Jarvis, together with a stock power executed in blank by her, to effect the repurchase and cancellation of that number of shares of Parent Common Stock owned by Jennifer Jarvis necessary to reduce the total outstanding number of shares of Parent Common Stock to 1,180,596 shares, being 4,319,404 shares of Parent Common Stock, in consideration for $100.00;

(i)           Evidence of the delivery of irrevocable instructions to Globex Transfer, LLC authorizing the issuance of stock certificates representing the Parent Common Stock issuable to the Company Stockholders upon surrender of their certificates representing Company Common Stock (or affidavit of lost or destroyed certificate and indemnity); and

(j)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Merger Sub may reasonably request.

5.3           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company, Parent and Merger Sub.

5.4           Condition Precedent.  Notwithstanding anything to the contrary set forth herein, the parties agree and acknowledge that it is a condition precedent to the consummation of the Merger that all funds and executed documents required to close under the Private Placement shall be in escrow and available for release to the Parent conditioned only upon the closing of the Merger contemplated by this Agreement and the Articles of Merger.

6.           Survival of Representations and Warranties.  The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for six (6) months beyond the Effective Time.  This Section 6 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

7.           Amendment of Agreement.  This Agreement and the Articles of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Articles of Merger by the parties thereto.

8.           Definitions.  Unless the context otherwise requires, the terms defined in this Section 8 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Merger Sub” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Articles of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Bridge Notes” shall have the meaning assigned to it in the fourth recital hereof.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 9 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Company Common Stock” shall have the meaning assigned to it in Section 1.5(a)(ii) hereof.

“Company Notes” shall have the meaning assigned to it in Section 1.10 hereof.

“Company Options” shall have the meaning assigned to it in Section 1.9 hereof.

“Company Stockholders” shall have the meaning assigned to it in Section 1.5(a)(ii) hereof.

“Company Stock Option Plan” shall have the meaning assigned to it in Section 1.9 hereof.

“Company Warrants” shall have the meaning assigned to it in Section 1.10 hereof.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.12 hereof.

“Constituent Companies” shall have the meaning assigned to it in Section 1.4 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Articles of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

“Dissenting Shares” shall have the meaning assigned to it in Section 1.5(a)(ii) hereof.

“Dissenting Stockholders” shall have the meaning assigned to it in Section 1.5(a)(ii) hereof.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 2.16 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Financial Statements” shall have the meaning assigned to it in Section 2.10 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Indebtedness” shall mean any obligation of a Person which under generally accepted accounting principles is required to be shown on the balance sheet of such Person as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of a Person shall be deemed to be Indebtedness.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of a Person, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by a Person or for which a Person is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Lost Stock Certificate Affidavit” shall have the meaning assigned to it in Section 1.6 hereof.

“Memorandum” shall have the meaning assigned to it in the fourth recital hereof.

“Merger” shall have the meaning assigned to it in the first recital hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.6 hereof.

“Nevada Law” or “NRS” shall have the meanings assigned to them in the second recital of this Agreement.

“Parent” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Parent Balance Sheet” shall have the meaning assigned to it in Section 3.12 hereof.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.12 hereof.

“Parent Common Stock” shall have the meaning assigned to it in Section 3.4 hereof.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent Material Contracts” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7 hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of a Person that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by a Person in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Placement” shall have the meaning assigned to it in the fourth recital hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Substitute Notes” shall have the meaning assigned to it in Section 1.10 hereof.

“Substitute Options” shall have the meaning assigned to it in Section 1.9 hereof.

“Substitute Warrants” shall have the meaning assigned to it in Section 1.10 hereof.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

9.           Closing.  The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Greenberg Traurig, LLP’s office in the Metlife Building, 200 Park Avenue, New York, New York.  At the Closing, the parties shall cause the Articles of Merger to be filed with the Secretary of State for the State of Nevada and all of the other documents and certificates and agreements referenced in Section 5 will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

10.          Miscellaneous.

10.1           Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent or
Merger Sub:	Bacterin International Holdings, Inc. f/k/a K-Kitz, Inc.
1630 Integrity Drive East
Columbus, Ohio 43209
Attn: Jennifer Jarvis

If to the Company:	Bacterin International, Inc.
600 Cruiser Lane
Belgrade, Montana 59714
Attn: Guy S. Cook

With a copy to:	Greenberg Traurig, LLP
1200 17th Street, Suite 2400
Denver, Colorado 80123
Attn: Marc J. Musyl

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

10.2           Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

10.3           Expenses.  Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

10.4           Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

10.5           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

10.7           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

10.8           Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

10.9           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of New York, New York.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in New York, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York, New York has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

BACTERIN INTERNATIONAL HOLDINGS, INC., f/k/a K-KITZ, INC.

By:	/s/ Jennifer Jarvis
Jennifer Jarvis
President, CEO and CFO

MERGER SUB:

KB MERGER SUB, INC.

By:	/s/ Jennifer Jarvis
Jennifer Jarvis
President, Secretary and Treasurer

THE COMPANY:

BACTERIN INTERNATIONAL, INC.

By:	/s/ Guy S. Cook
Guy S. Cook
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger